Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055
Select Medical Corporation Signs
Agreement to Acquire Nexus Health Systems
     MECHANICSBURG, PENNSYLVANIA — March 27, 2007 — Select Medical Corporation today announced the signing of a definitive agreement to acquire the business of Nexus Health Systems, Inc. (“Nexus”) for approximately $49 million in cash plus the assumption of a capital lease. The purchase price is subject to adjustment based on Nexus’s net working capital, cash and indebtedness on the closing date.
     Nexus provides medical services in the residential and medical specialty fields. HealthBridge Children’s Hospital in Orange, California is a pediatric facility licensed as an acute care pediatric hospital to accommodate both acute care pediatric needs and long-term sub-acute care. HealthBridge Children’s Hospital in Houston, Texas is a pediatric specialty hospital. Nexus Specialty Hospital is a long-term acute care hospital in Shenandoah, Texas, with a satellite campus in The Woodlands, Texas. Touchstone Neurorecovery Center, located in Conroe, Texas, offers neurobehavioral rehabilitation programs designed to meet the behavioral, vocational and community re-entry needs of residents with brain and other neurological injuries.
     The transaction, which is expected to close in the second quarter of 2007, is subject to a number of closing conditions, including receipt of regulatory approvals.
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 90 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 544 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
Investor inquiries:
Joel T. Veit, 717/972-1100
mailto:ir@selectmedicalcorp.com